UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2011

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On December 28, 2011, Lighting Science Group Corporation (the “Company”) extended the expiration date of the option to purchase the Company’s Series G Units (the “Option”) granted to PCA LSG Holdings, LLC (“PCA”), LSGC Holdings II LLC (“Holdings II”) and Pegasus Partners IV, L.P. (“Pegasus IV”, and together with PCA, Holdings II and their assignees, the “Option Holders”) from December 31, 2011 to January 31, 2012. The Option Holders were granted the Option pursuant to that certain Series G Unit Subscription Agreement (the “Series G Subscription Agreement”), dated as of December 1, 2011, by and among the Company, Holdings II, PCA, Pegasus IV, Ensemble Lights, LLC, Belfer Investment Partners L.P., Lime Partners, LLC, Mr. Mark Kristoff and Mr. Alan Docter. Each Series G Unit consists of: (i) one share of the Company’s Series G Preferred Stock (the “Series G Preferred Stock”) and (ii) 83 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

Through January 4, 2012, the Company has issued 34,258 Series G Units and raised an aggregate of approximately $34.3 million pursuant to the Series G Subscription Agreement and that certain Subscription Agreement (the “Series F Subscription Agreement”), dated as of November 17, 2011, by and among the Company, PCA and Pegasus IV.

The foregoing description of the Series G Subscription Agreement and Series F Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Series G Subscription Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 6, 2011, and the Series F Subscription Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 21, 2011, each of which is incorporated herein by reference.

Holdings II and PCA are affiliates of Pegasus IV who, together with its affiliates, is the Company’s largest stockholder and beneficially owned approximately 84% of the Company’s Common Stock as of January 4, 2012 (calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: January 4, 2012	By:	/s/ Gregory T. Kaiser
Name: Gregory T. Kaiser
Title: Chief Financial Officer